EXHIBIT 10.13

                                          AGREEMENT

       AGREEMENT, dated as of October 30, 1997, between and among USCI, Inc., a Delaware corporation ("USCI") and Bruce A. Hahn, Robert J. Kostrinsky, Janice Glass, Edgar Puthuff and Jerome S. Baron (each a "Shareholder" and collectively, the "Shareholders").

       WHEREAS, USCI has entered into an agreement of even date herewith with PaineWebber Inc. ("PWI") (the "LC Agreement") pursuant to which PWI has agreed to provide certain Letter of Credit financing for the account of USCI's wholly-owned subsidiary, Ameritel Communications, Inc., and USCI has agreed to deposit up to 674,107 shares of USCI Common Stock (the "Shares") as collateral for the issuance of such Letters of Credit, and

       WHEREAS, the Shareholders have agreed to provide USCI with the Shares pursuant to the terms and conditions hereof.

       NOW, THEREFORE, the parties agree as follows:

       18. Upon execution of this Agreement, each Shareholder shall deliver to USCI such number of Shares of USCI Common Stock registered in such Shareholder's name, free and clear of any liens or encumbrances, as set forth opposite such Shareholder's name on Schedule A attached hereto together with stock powers endorsed in blank.

       19. USCI shall deposit the Shares into USCI's account with PWI (Account No. ____) solely in accordance with the provisions of the LC Agreement, a copy of which is attached hereto.

       20. Pursuant to Section 5 of the LC Agreement, upon the earlier to occur of (i) the issuance after October 30, 1997 of capital stock of USCI pursuant to the USCI private placement and (ii) January 30, 1998, USCI shall provide PWI with "Replacement Collateral" as defined, and in the amount set forth, in the LC Agreement and shall thereafter direct PWI to promptly deliver the Shares directly back to the Shareholders.

       21. As consideration for providing the Shares hereunder, each Shareholder shall, upon execution of this Agreement, receive a five year option to purchase, at a price of $6.00 per share, such number of shares of USCI Common Stock as set forth opposite such Shareholder's name in Schedule A attached hereto.

       22. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

       23. This Agreement may be executed in any number of counterparts, each of which shall be identical, and all of which taken together shall constitute one and the same instrument and any party hereto may execute this Agreement by signing such counterpart.

       24. This Agreement represents the entire agreement among the parties with respect to the subject matter hereof.

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       IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

USCI, Inc.                                 Shareholders:

By: /s/ [authorized officer]               /s/ Bruce A. Hahn

                                           /s/ Robert J. Kostrinsky

                                           /s/ Janice Glass

                                           /s/ Edgar Puthuff

                                           /s/ Jerome S. Baron


                           SCHEDULE A

Name of Shareholder           No. of Shares to be Deposited

Bruce A. Hahn                       350,000

Robert J. Kostrinsky                 53,500

Janice Glass                         75,000

Edgar Puthuff                        42,639

Jerome S. Baron                      23,906


Name of Shareholder        No. of Shares Subject to Option

Bruce A. Hahn                       35,000

Robert J. Kostrinsky                 5,350

Janice Glass                         7,500

Edgar Puthuff                        4,264

Jerome S. Baron                      2,391